Exhibit 8.2

Legal Opinion

To             Noah Holdings Limited

Building 2, 1687 Changyang Road,

Shanghai 200090

People’s Republic of China

June 29, 2022

Dear Sir/Madam:

1.	We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined in Section 4 below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We act as PRC legal counsel to Noah Holdings Limited (the “Company”), a company incorporated under the laws of Cayman Islands, solely in connection with the offering of Class A ordinary shares of par value US$0.0005 per share of the Company, as described in the prospectus supplement dated June 29, 2022 (the “Prospectus Supplement”), which supplements the base prospectus contained in the Company’s registration statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on June 21, 2022.

3.	For the purpose of the filing of the Prospectus Supplement, we have been requested to provide this Opinion in connection with the Section “Taxation” in the Prospectus Supplement regarding PRC taxation.

4.	The following terms as used in this Opinion are defined as follows:

“PRC Laws”	means any and all laws, regulations and rules currently in force and publicly available in the PRC as of the date hereof.

5.	This Opinion is rendered on the basis of the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

6.	Based upon and subject to the foregoing and subject to the disclosures contained in the Prospectus Supplement, we are of the opinion that, as of the date hereof, so far as the PRC Laws are concerned, the statements set forth in the Prospectus Supplement under the heading “Taxation — People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Prospectus Supplement, and to the use of our firm’s name under the captions “Taxation” and “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

/s/ Zhong Lun Law Firm

Zhong Lun Law Firm